Exhibit 99.1

Abbott Reports Double-Digit Sales and Earnings Growth in Fourth Quarter; Issues Strong Earnings Outlook for 2010

– Worldwide Sales Increased 10.6 Percent –
– Adjusted EPS Growth of 11.3 Percent (GAAP EPS Growth of 10.1 Percent) –
– Worldwide Medical Products Sales Increased 23.4 Percent –
– International Nutritional Sales Increased 11.0 Percent –
– International Pharmaceutical Sales Increased 22.1 Percent –

ABBOTT PARK, Ill., Jan. 27, 2010 — Abbott today announced financial results for the fourth quarter
Financial: John Thomas (847) 938-2655 Larry Peepo (847) 935-6722 Tina Ventura (847) 935-9390 Media: Melissa Brotz (847) 935-3456 Scott Stoffel (847) 936-9502	ended Dec. 31, 2009.

•      Diluted earnings per share, excluding specified items, were $1.18, reflecting 11.3 percent growth, at the high end of Abbott’s previous forecast. Diluted earnings per share under Generally Accepted Accounting Principles (GAAP) were $0.98, up 10.1 percent.

•      Worldwide sales increased 10.6 percent to nearly $8.8 billion, including a favorable 2.4 percent effect of exchange rates. Excluding the expected decline in Depakote® sales due to generic competition, worldwide reported sales increased 12.7 percent. Full-year 2009 sales were $30.8 billion.

•      Worldwide pharmaceutical sales increased 5.2 percent, including a favorable 2.5 percent effect of exchange rates. Excluding the impact of Depakote, worldwide pharmaceutical sales increased 8.9 percent. International pharmaceutical sales increased 22.1 percent, including a favorable 5.6 percent effect of exchange rates.

• Worldwide medical products sales increased 23.4 percent, including a favorable 3.2 percent effect of exchange rates.

• Worldwide nutritional sales increased 8.8 percent, including a favorable 0.9 percent effect of exchange rates.

•      Abbott is issuing ongoing earnings-per-share guidance for the full-year 2010 of $4.20 to $4.25, excluding specified items. The midpoint of this range reflects growth of approximately 13.5 percent over 2009, including an expected February 2010 close of the Solvay Pharmaceuticals acquisition.

“Abbott’s 2009 results demonstrated the sustainable strength and balance of our broad-based businesses,” said Miles D. White, chairman and chief executive officer, Abbott. “We took decisive long-term strategic actions in 2009 to ensure our strong results continue for years to come. As a result, we’re positioned to deliver another year of top-tier performance in 2010.”

The following is a summary of fourth-quarter 2009 sales.

Quarter Ended 12/31/09			% Change vs. 4Q08
(dollars in millions)	Sales		Operational		Foreign Exchange	Reported

Total Sales	$8,790		8.2		2.4	10.6

Total International Sales	$4,756		16.7		4.8	21.5

Total U.S. Sales	$4,034		—	(a)	—	—

Worldwide Pharmaceutical Sales	$4,849		2.7	(a)	2.5	5.2

International Pharmaceuticals	$2,528		16.5		5.6	22.1

U.S. Pharmaceuticals	$2,321		(8.6	)(a)	—	(8.6)

Worldwide Nutritional Sales	$1,433		7.9		0.9	8.8

International Nutritionals	$733		9.3		1.7	11.0

U.S. Nutritionals	$700		6.6		—	6.6

Worldwide Diagnostics Sales	$975		4.9		3.9	8.8

International Diagnostics	$727		4.1		5.3	9.4

U.S. Diagnostics	$248		7.1		—	7.1

Worldwide Vascular Sales	$723		6.5		2.6	9.1

International Vascular	$309		9.3		6.4	15.7

U.S. Vascular	$414		4.6		—	4.6

Other Sales	$810	(b)	72.6		2.0	74.6

Note:  See “Consolidated Statement of Earnings” for more information.

(a) Sales comparison reflects the expected impact of generic Depakote competition. See Q&A Answer 1 for further discussion.

(b) Includes the acquisition of Advanced Medical Optics, which closed on Feb. 25, 2009.

The following is a summary of full-year 2009 sales.

Twelve Months Ended 12/31/09			% Change vs. 12M08
(dollars in millions)	Sales		Operational		Foreign Exchange	Reported

Total Sales	$30,765		8.2		(4.0)	4.2

Total International Sales	$16,545		15.3		(7.6)	7.7

Total U.S. Sales	$14,220		0.4	(a)	—	0.4

Worldwide Pharmaceutical Sales	$16,486		2.9	(a)	(4.2)	(1.3)

International Pharmaceuticals	$8,692		14.4		(8.6)	5.8

U.S. Pharmaceuticals	$7,794		(8.3	)(a)	—	(8.3)

Worldwide Nutritional Sales	$5,284		10.1		(2.8)	7.3

International Nutritionals	$2,648		14.0		(5.7)	8.3

U.S. Nutritionals	$2,636		6.3		—	6.3

Worldwide Diagnostics Sales	$3,578		5.1		(5.0)	0.1

International Diagnostics	$2,639		5.3		(6.7)	(1.4)

U.S. Diagnostics	$939		4.4		—	4.4

Worldwide Vascular Sales	$2,692		23.1		(3.0)	20.1

International Vascular	$1,093		12.0		(6.5)	5.5

U.S. Vascular	$1,599		32.7		—	32.7

Other Sales	$2,725	(b)	34.9		(3.8)	31.1

Note:  See “Consolidated Statement of Earnings” for more information.

(a) Sales comparison reflects the expected impact of generic Depakote competition.

(b) Includes the acquisition of Advanced Medical Optics, which closed on Feb. 25, 2009.

The following summarizes the impact of foreign exchange on global sales for selected products.

		Global Sales
Quarter Ended 12/31/09	Global	% Change vs. 4Q08
(dollars in millions)	Sales	Operational		Foreign Exchange	Reported
Pharmaceutical Products

HUMIRA	$1,662	19.7		3.3	23.0

TriCor/TRILIPIX	$419	(8.0)		—	(8.0)

Kaletra	$378	(1.7)		1.8	0.1

Niaspan	$254	14.9		—	14.9

Lupron	$215	(0.2)		1.4	1.2

Synthroid	$148	2.9		1.0	3.9

Depakote(a)	$102	(62.2	)(a)	0.2	(62.0)

Nutritional Products

Pediatric Nutritionals	$786	8.2		0.4	8.6

Adult Nutritionals	$630	9.8		1.5	11.3

Medical Products

Core Laboratory Diagnostics	$820	2.3		4.2	6.5

Coronary Stents	$430	2.4		2.4	4.8

Diabetes Care	$332	(4.0)		2.7	(1.3)

Medical Optics	$317	n/m		n/m	n/m

Molecular Diagnostics	$94	29.2		3.4	32.6

(a) Sales comparison reflects the expected impact of generic Depakote competition.

n/m = Not meaningful

The following is a summary of Abbott’s fourth-quarter 2009 sales for selected products.

				International
	U.S.				% Change vs. 4Q08
Quarter Ended 12/31/09		% Change				Foreign
(dollars in millions)	Sales	vs. 4Q08		Sales	Operational	Exchange	Reported
Pharmaceutical Products

HUMIRA	$774	3.1	(a)	$888	40.6	7.4	48.0

TriCor/TRILIPIX	$419	(8.0)		—	—	—	—

Kaletra	$137	(9.9)		$241	3.7	3.0	6.7

Niaspan	$254	14.9		—	—	—	—

Lupron	$141	(3.6)		$74	7.7	4.4	12.1

Synthroid	$123	2.2		$25	6.7	6.7	13.4

Depakote(b)	$75	(69.5	)(b)	$27	11.4	2.0	13.4

Nutritional Products

Pediatric Nutritionals	$359	7.7		$427	8.7	0.7	9.4

Adult Nutritionals	$324	9.5		$306	10.0	3.2	13.2

Medical Products

Core Laboratory Diagnostics	$159	(0.5)		$661	3.0	5.3	8.3

Coronary Stents	$261	(2.3)		$169	11.5	6.8	18.3

Diabetes Care	$126	(12.6)		$206	2.4	4.7	7.1

Medical Optics	$96	n/m		$221	n/m	n/m	n/m

Molecular Diagnostics	$42	43.3		$52	19.5	5.7	25.2

(a) Reflects comparison to prior year when sales increased 42.4 percent.

(b) Sales comparison reflects the expected impact of generic Depakote competition.

n/m = Not meaningful

The following summarizes the impact of foreign exchange on global sales for selected products.

		Global Sales
Twelve Months Ended 12/31/09	Global	% Change vs. FY08
(dollars in millions)	Sales	Operational		Foreign Exchange	Reported
Pharmaceutical Products

HUMIRA	$5,488	27.7		(6.3)	21.4

Kaletra	$1,366	(1.5)		(5.8)	(7.3)

TriCor/TRILIPIX	$1,337	(0.3)		—	(0.3)

Niaspan	$855	8.8		—	8.8

Lupron	$800	27.5		(4.7)	22.8

Synthroid	$502	(2.2)		(2.1)	(4.3)

Depakote(a)	$425	(67.8	)(a)	(1.0)	(68.8)

Nutritional Products

Pediatric Nutritionals	$2,849	10.2		(2.4)	7.8

Adult Nutritionals	$2,375	9.8		(3.4)	6.4

Medical Products

Core Laboratory Diagnostics	$3,027	3.0		(5.3)	(2.3)

Coronary Stents	$1,618	37.9		(2.9)	35.0

Diabetes Care	$1,242	(2.6)		(5.6)	(8.2)

Medical Optics	$890	n/m		n/m	n/m

Molecular Diagnostics	$316	22.9		(4.6)	18.3

(a) Sales comparison reflects the expected impact of generic Depakote competition.

n/m = Not meaningful

The following is a summary of Abbott’s full-year 2009 sales for selected products.

				International
	U.S.				% Change vs. FY08
Twelve Months Ended 12/31/09		% Change				Foreign
(dollars in millions)	Sales	vs. FY08		Sales	Operational	Exchange	Reported
Pharmaceutical Products

HUMIRA	$2,519	11.7		$2,969	43.5	(12.5)	31.0

Kaletra	$446	(12.9)		$920	4.5	(8.8)	(4.3)

TriCor/TRILIPIX	$1,337	(0.3)		—	—	—	—

Niaspan	$855	8.8		—	—	—	—

Lupron	$540	43.2		$260	5.9	(11.2)	(5.3)

Synthroid	$415	(4.5)		$87	9.0	(12.1)	(3.1)

Depakote(a)	$331	(73.8	)(a)	$94	6.1	(13.6)	(7.5)

Nutritional Products

Pediatric Nutritionals	$1,306	3.0		$1,543	17.0	(4.7)	12.3

Adult Nutritionals	$1,269	9.2		$1,106	10.4	(7.1)	3.3

Medical Products

Core Laboratory Diagnostics	$605	(1.9)		$2,422	4.3	(6.7)	(2.4)

Coronary Stents	$1,029	53.8		$589	18.0	(6.7)	11.3

Diabetes Care	$498	(11.0)		$744	3.3	(9.6)	(6.3)

Medical Optics	$337	n/m		$553	n/m	n/m	n/m

Molecular Diagnostics	$150	23.5		$166	22.4	(8.4)	14.0

(a) Sales comparison reflects the expected impact of generic Depakote competition.

n/m = Not meaningful

Business Highlights

•                  Completed Acquisitions of Evalve, Inc. and Visiogen, Inc.

Completed the acquisition of Evalve, Inc., the global leader in the development of devices for minimally invasive repair of mitral valves. In addition, completed the acquisition of privately-held eye care company, Visiogen, Inc., expanding our vision care business with a next-generation accommodating intraocular lens (IOL) technology to address presbyopia for cataract patients.

•                  Acquired Novel Biologic to Treat Chronic Pain

We completed the acquisition of global rights to PanGenetics’ PG110, a novel biologic in development for the treatment of chronic pain. This fully humanized antibody to Nerve Growth Factor (NGF) expands Abbott’s early stage pain care pipeline and leverages our biologics platform. NGF is released at sites of tissue damage and inflammation, and plays a significant role in the transmission of pain signals by the central nervous system.

•                  Presented Three-Year Bioabsorbable Stent Data at AHA

Announced three-year data from its fully bioabsorbable drug-eluting stent clinical trial, ABSORB. These results showed that patients experienced no stent thrombosis out to three years and no new major adverse cardiac events (MACE) between six months and three years. In addition, Abbott announced a large-scale trial called ABSORB EXTEND, which will enroll up to 1,000 patients with more complex coronary artery disease from approximately 100 centers around the world.

•                  Announced Acquisition of STARLIMS Technologies Ltd.

Announced a definitive agreement to acquire STARLIMS Technologies Ltd., a leading provider of laboratory information management systems. The acquisition strengthens Abbott’s competitive position in the global diagnostics market, providing advanced web-based software applications to help laboratories efficiently store, retrieve and analyze clinical, managerial and administrative data.

•                  Announced Regulatory Filing for Simcor® 40mg and Arbiter-6 HALTS Data Presented at AHA

Announced U.S. regulatory filing for two new 40mg dosage strengths of Simcor, Abbott’s fixed dose combination of niacin extended-release and simvastatin. In addition, the Arbiter-6 HALTS study, presented at AHA, showed that adding Abbott’s Niaspan to statin therapy resulted in significant carotid atherosclerosis regression and significantly fewer major adverse cardiac events (MACE) than ezetimibe (Zetia).

•                  Received Approval for Two New HUMIRA® Indications in Japan

Recently received regulatory approval in Japan for two new HUMIRA indications, psoriasis and psoriatic arthritis. HUMIRA was approved for rheumatoid arthritis in Japan in 2008. In addition, Abbott has completed regulatory submissions in Japan for Crohn’s disease and ankylosing spondylitis, and review is currently underway.

•                  Received Approval for XIENCE V® in Japan and Mexico

Abbott recently received regulatory approval for XIENCE V in Japan, the second largest DES market in the world. XIENCE V was also approved in Mexico in January. The launches of XIENCE V in Japan and Mexico are expected to begin shortly. In addition, the COMPARE trial results were published in The Lancet. These results showed XIENCE V demonstrated superior safety and efficacy outcomes compared to Boston Scientific’s TAXUS® Liberte drug-eluting stent.

Abbott issues earnings-per-share outlook for 2010

Abbott is issuing ongoing earnings-per-share guidance for the full-year 2010 of $4.20 to $4.25, excluding specified items. The midpoint of this range reflects growth of approximately 13.5 percent over 2009, including an expected February 2010 close of the Solvay Pharmaceuticals acquisition.

Abbott forecasts specified items for the full-year 2010 of approximately $0.28 per share, primarily associated with previously announced acquisitions and cost reduction initiatives, as well as the one-time impact of the devaluation of the Venezuelan Bolivar on translation of the balance sheet. Including these specified items, projected earnings per share under Generally Accepted Accounting Principles (GAAP) would be $3.92 to $3.97 for the full-year 2010. This forecast excludes integration costs associated with the Solvay Pharmaceuticals acquisition, which will be quantified at a later date.

Abbott declares quarterly dividend; double-digit increase over prior year

On Dec. 11, 2009, the board of directors of Abbott declared the company’s quarterly common dividend of 40 cents per share, an increase of 11 percent over the prior period. The cash dividend is payable Feb. 15, 2010, to shareholders of record at the close of business on Jan. 15, 2010. This marks the 344th consecutive dividend paid by Abbott since 1924.

About Abbott

Abbott is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals and medical products, including nutritionals, devices and diagnostics. The company employs more than 72,000 people and markets its products in more than 130 countries.

Abbott’s news releases and other information are available on the company’s Web site at www.abbott.com. Abbott will webcast its live fourth-quarter earnings conference call through its Investor Relations Web site at www.abbottinvestor.com at 8 a.m. Central time today. An archived edition of the call will be available after 11 a.m. Central time.

— Private Securities Litigation Reform Act of 1995 —

A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. Abbott cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Item 1A, “Risk Factors,” to our Annual Report on Securities and Exchange Commission Form 10-K for the year ended Dec. 31, 2008, and are incorporated by reference. Abbott undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments.

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

Fourth Quarter Ended December 31, 2009 and 2008

(in millions, except per share data)

(unaudited)

	2009	2008	% Change
Net Sales	$8,790	$7,950	10.6

Cost of products sold	3,784	3,178	19.1
Research and development	747	732	2.1
Acquired in-process research and development	170	—	n/m
Selling, general and administrative	2,225	2,297	(3.1)
Total Operating Cost and Expenses	6,926	6,207	11.6

Operating earnings	1,864	1,743	6.9

Net interest expense	94	81	16.5
Net foreign exchange (gain) loss	7	47	n/m
Other (income) expense, net	(60)	(71)	(14.8)
Earnings from continuing operations before taxes	1,823	1,686	8.1
Taxes on earnings from continuing operations	284	296	(4.2)
Earnings from continuing operations	1,539	1,390	10.7
Gain on sale of discontinued operations, net of tax	—	146	(100.0)

Net Earnings	$1,539	$1,536	0.2

Net Earnings from Continuing Operations Excluding Specified Items, as described below	$1,845	$1,655	11.5	1)

Diluted Earnings per Common Share from Continuing Operations	$0.98	$0.89	10.1

Diluted Earnings per Common Share from Gain on Sale of Discontinued Operations	$—	$0.09	(100.0)

Diluted Earnings Per Common Share	$0.98	$0.98	—

Diluted Earnings Per Common Share from Continuing Operations, Excluding Specified Items, as described below	$1.18	$1.06	11.3	1)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options and Awards	1,560	1,564

1)              2009 Net Earnings Excluding Specified Items excludes after-tax charges of $170 million, or $0.11 per share, for acquired in-process research and development associated with the PanGenetics acquisition, $99 million, or $0.07 per share, primarily for acquisition integration and cost reduction initiatives, and $37 million, or $0.02 per share, primarily related to inventory write-offs associated with the suspension of sibutramine in certain countries following the European regulatory recommendation.

2008 Net Earnings Excluding Specified Items excludes after-tax charges of $183 million, or $0.12 per share, for litigation settlements related to TriCor and $82 million, or $0.05 per share, for cost reduction initiatives, acquisition integration and other, including actions to improve efficiencies in the core diagnostic business. These charges were partially offset by an after-tax gain of $146 million, or $0.09 per share, related to the sale of the spine business.

NOTE: See attached questions and answers section for further explanation of Consolidated Statement of Earnings line items.

n/m = Percent change is not meaningful.

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

Twelve Months Ended December 31, 2009 and 2008

(in millions, except per share data)

(unaudited)

	2009	2008	% Change
Net Sales	$30,765	$29,528	4.2

Cost of products sold	13,209	12,612	4.7
Research and development	2,744	2,689	2.0
Acquired in-process research and development	170	97	n/m
Selling, general and administrative	8,406	8,436	(0.4)
Total Operating Cost and Expenses	24,529	23,834	2.9

Operating earnings	6,236	5,694	9.5

Net interest expense	382	328	16.7
Net foreign exchange (gain) loss	35	84	(57.8)
(Income) from TAP Pharmaceutical Products Inc. joint venture	—	(119)	(100.0)
Other (income) expense, net	(1,375)	(455)	n/m	1)
Earnings from continuing operations before taxes	7,194	5,856	22.8
Taxes on earnings from continuing operations	1,448	1,122	29.0
Earnings from continuing operations	5,746	4,734	21.4
Gain on sale of discontinued operations, net of tax	—	146	(100.0)

Net Earnings	$5,746	$4,880	17.7

Net Earnings Excluding Specified Items, as described below	$5,805	$5,186	11.9	2)

Diluted Earnings per Common Share from Continuing Operations	$3.69	$3.03	21.8

Diluted Earnings per Common Share from Gain on Sale of Discontinued Operations	$—	$0.09	(100.0)

Diluted Earnings Per Common Share	$3.69	$3.12	18.3	3)

Diluted Earnings Per Common Share from Continuing Operations Excluding Specified Items, as described below	$3.72	$3.32	12.0	2)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options and Awards	1,555	1,561

1)              Other (income) expense, net, in 2009 includes the derecognition of a contingent liability that was recorded in connection with the conclusion of the TAP joint venture and a patent litigation settlement. Other (income) expense, net, in 2008 includes a gain associated with the closing of the TAP Pharmaceutical Products Inc. joint venture transaction and a gain from the sale of an equity investment in Millennium Pharmaceuticals. These items have been treated as specified items in both periods.

2)              2009 Net Earnings Excluding Specified Items excludes an after-tax gain of $505 million, or $0.32 per share, relating to the derecognition of a contingent liability and an after-tax gain of $182 million, or $0.12 per share, relating to a patent litigation settlement. This was offset by $170 million, or $0.11 per share, for acquired in-process research and development, $164 million, or $0.10 per share, primarily relating to costs associated with the acquisition of Advanced Medical Optics, $68 million, or $0.04 per share, for litigation settlements and $344 million, or $0.22 per share, primarily for cost reduction initiatives and costs associated with a delayed product launch.

2008 Net Earnings Excluding Specified Items excludes a tax-free gain of $94 million, or $0.06 per share, recorded on the closing of the TAP joint venture transaction, a reduction in income taxes of $30 million, or $0.02 per share, relating to the settlement of an IRS audit, an after-tax gain of $49 million, or $0.03 per share, relating to sales of equity investments, and an after-tax gain of $146 million, or $0.09 per share, related to the sale of the spine business. These items were offset by after-tax charges of $76 million, or $0.05 per share, for acquired in-process research and development relating to technology investments, $283 million, or $0.18 per share, for cost reduction initiatives, $183 million, or $0.12 per share, for litigation settlements related to TriCor and $83 million, or $0.05 per share, for acquisition integration, TAP separation and other.

3)              Effective January 1, 2009, Abbott adopted FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” As a result, net earnings allocated to common shares for the twelve months ended December 31, 2009 was $5.733 billion. Net earnings allocated to common shares in 2008 was not significantly different than net income.

NOTE: See attached questions and answers section for further explanation of Consolidated Statement of Earnings line items.

n/m = Percent change is not meaningful.

Questions & Answers

Q1)                          What drove the growth of worldwide pharmaceutical sales?

A1)                            Reported HUMIRA global sales growth was 21.4 percent for the full-year 2009, exceeding our previous full-year sales guidance for the product. International pharmaceutical sales in the fourth quarter increased 22.1 percent, including a 5.6 percent favorable impact from exchange. Internationally, growth for HUMIRA was 48.0 percent, with reported sales of $888 million. International anti-TNF market growth trends remain strong, and HUMIRA maintains a market-leading position in many of the international markets, including the number one share position in Western Europe.

U.S. pharmaceutical sales declined 1.9 percent, excluding the expected decline of Depakote sales due to generic competition, which reduced U.S. pharmaceutical sales growth by 6.7 percentage points. Reported U.S. pharmaceutical sales declined 8.6 percent.

U.S. pharmaceutical sales were led by Niaspan, with sales of $254 million, up 14.9 percent. The release of the Arbiter-6 HALTS study data at AHA in November is having a favorable impact on Niaspan prescribing trends. TriCor/TRILIPIX franchise growth this quarter was impacted by the comparison to prior year, when sales were up 16 percent, including the initial launch of TRILIPIX. Total prescriptions for the TriCor/TRILIPIX franchise continue to grow in the mid-to high-single digits, exceeding the growth rate of the cholesterol market.

In line with our expectations, U.S. HUMIRA sales growth was impacted by the comparison to the fourth quarter of 2008, when sales growth was 42 percent. Underlying demand for HUMIRA continues to outpace the market, with particularly strong growth in the dermatology and gastroenterology segments.  During 2009, HUMIRA gained total prescription share in the U.S. anti-TNF market, with 42 percent share at year end.

Q2)                          What drove the strong performance in worldwide medical products and worldwide nutritional products sales?

A2)                            Medical products sales increased 23.4 percent, including a favorable 3.2 percent impact from exchange and sales from Abbott Medical Optics (AMO), which was acquired during the first quarter of 2009. Medical Products strength in the quarter reflects 9.1 percent growth in worldwide vascular sales and strong growth in U.S. Diagnostics, including continued double-digit growth in Abbott’s molecular and point of care diagnostics businesses.

Vascular sales were driven by the continued market uptake of XIENCE V, which remains the number one drug-eluting stent (DES) in the United States and Europe. In January, we received approval for XIENCE V in Japan and expect to launch upon final reimbursement authorization, which we anticipate in early February. Japan is the second-largest drug-eluting stent market. XIENCE PRIME, our next-generation drug-eluting stent, is off to a strong start in Europe, where it was launched in September 2009. XIENCE PRIME is gaining market share given its improved deliverability and additional long-lesion sizes. In addition, XIENCE V was approved in Mexico in January.

Worldwide nutritional products sales increased 8.8 percent, including a favorable 0.9 percent impact from exchange. International nutritional product sales increased 11.0 percent, reflecting strong growth in key emerging markets, including Latin America and Asia.

Questions & Answers (continued)

Q3)                          What was the fourth-quarter gross margin ratio?

A3)                            The gross margin ratio before and after specified items is shown below (dollars in millions):

	4Q09
	Cost of Products Sold	Gross Margin	Gross Margin %
As reported	$3,784	$5,006	56.9%
Adjusted for specified items:
Acquisition related	$(3)	$3	—
Sibutramine suspension	$(34)	$34	0.4%
Cost reduction initiatives and other	$(83)	$83	1.0%
As adjusted	$3,664	$5,126	58.3%

The adjusted gross margin ratio was 58.3 percent, consistent with our previous forecast, reflecting the expected reduction in Depakote sales resulting from generic competition and the negative impact of foreign exchange on the ratio.

Q4)                          What was the tax rate for the full-year 2009 and in the quarter?

A4)                            The full-year 2009 ongoing tax rate of 16.8 percent reflects continuing favorable trends. We expect these trends to continue into 2010. The fourth-quarter ongoing tax rate was 14.5 percent, reflecting the mix of income by taxing jurisdiction. The reported fourth-quarter tax rate is reconciled to the ongoing rate below (dollars in millions):

	4Q09
	Pre-Tax	Income	Tax
	Income	Tax	Rate
As reported	$1,823	$284	15.6%
Specified items	$334	$28	8.3%
Excluding specified items	$2,157	$312	14.5%

Q5)                          What drove SG&A and R&D investment in the quarter?

A5)                            In the fourth quarter, Abbott increased investment in programs to drive future growth, resulting in ongoing SG&A expense that was above previous expectations. R&D investment was in line with our forecasts, reflecting continued investment in our broad-based pipeline, including programs in vascular devices, immunology, neuroscience, oncology and HCV.

Questions & Answers (continued)

Q6)                           How did specified items affect reported results?

A6)                            Specified items impacted fourth-quarter results as follows:

	4Q09
(dollars in millions, except earnings-per-share)	Earnings
	Pre- tax	After- tax	EPS
As reported	$1,823	$1,539	$0.98
Adjusted for specified items:
Acquired in-process R&D	$170	$170	$0.11
Acquisition related	$49	$42	$0.03
Sibutramine suspension	$43	$37	$0.02
Cost reduction initiatives and other	$72	$57	$0.04
As adjusted	$2,157	$1,845	$1.18

Acquired in-process R&D is related to the acquisition of global rights to PanGenetics’ PG110, a novel biologic in development for the treatment of chronic pain. Product suspension primarily relates to inventory write-offs associated with the suspension of sibutramine by certain countries following the European regulatory recommendation. Acquisition related is primarily associated with integration costs related to the acquisitions of AMO, Evalve and Visiogen. Cost reduction initiatives include actions to improve efficiencies, including the previously announced efforts in the core laboratory diagnostic business.

The pre-tax impact of specified items by Consolidated Statement of Earnings line item is as follows (dollars in millions):

	4Q09
	Cost of Products Sold	R&D	IP R&D	SG&A
As reported	$3,784	$747	$170	$2,225
Adjusted for specified items:
Acquired in-process R&D	—	—	$(170)	—
Acquisition related	$(3)	—	—	$(46)
Sibutramine suspension	$(34)	$(9)	—	—
Cost reduction initiatives and other	$(83)	$(1)	—	$11
As adjusted	$3,664	$737	—	$2,190

Questions & Answers (continued)

Q7)                           What are the key areas of focus in Abbott’s broad-based pipeline?

A7)                            Abbott is conducting leading-edge research across the company. In 2010, we expect to see continued advancement in our broad-based pipeline, including the anticipated approval for five new products or indications and data for numerous Phase I and Phase II compounds. Our pipeline is comprised of breakthrough research across both pharmaceuticals and medical devices. Following are select highlights:

•                  Lipid Management

•                  We continue to anticipate U.S. FDA approval for CERTRIAD during the first half of 2010.  CERTRIAD is the fixed-dose combination of TRILIPIX and CRESTOR that Abbott is developing with AstraZeneca.

•                  Oncology

•                  Abbott’s oncology pipeline includes therapies that represent promising, unique scientific approaches to treating cancer. Abbott is focused on the development of targeted, less-toxic treatments that inhibit tumor growth and improve response to common cancer therapies.

•                  Our mid-stage oncology pipeline includes: ABT-263, a Bcl-2 family protein antagonist; ABT-869, a multi-targeted kinase inhibitor; and ABT-888, a PARP-inhibitor. Abbott is also evaluating a number of additional promising mechanisms in our pre-clinical pipeline.

•                  Neuroscience

•                  Abbott is conducting innovative research in neuroscience, where we have developed compounds that target receptors in the brain that help regulate mood, memory and other neurological functions to address conditions such as Alzheimer’s disease and schizophrenia. Abbott recently advanced two compounds into Phase II development for Alzheimer’s disease.

•                  Abbott is also pursuing compounds that could provide relief across a broad spectrum of pain states, such as osteoarthritis, postoperative pain and cancer pain. We recently expanded our early-stage pain portfolio with the addition of an anti-nerve growth factor (NGF) biologic for chronic pain.

•                  Immunology

•                  Abbott’s scientific experience with the anti-TNF biologic HUMIRA serves as a strong foundation for our continuing research in immunology. In our pipeline, we continue to explore additional indications for HUMIRA and have ongoing studies for ABT-874, Abbott’s anti-IL 12/23 biologic. We are also working to advance development of our early discovery programs, including oral DMARD therapies, as well as other potential biologic targets.

•                  Additionally, our proprietary DVD-Ig technology represents an innovative approach that can target multiple disease-causing antigens with a single biologic agent. This technology could lead to combination biologics for complex conditions such as cancer or rheumatoid arthritis, where multiple pathways are involved in the disease.

Questions & Answers (continued)

Q7)                           What are the key areas of focus in Abbott’s broad-based pipeline? (continued)

A7)                            (continued)

•                  Hepatitis C

•                  Abbott’s antiviral program is focused on the treatment of hepatitis C, a disease that affects more than 180 million people worldwide, with approximately 3 to 4 million people newly infected each year. Abbott’s broad-based hepatitis C development programs include our partnership with Enanta Pharmaceuticals to discover protease inhibitors, as well as our internal programs focused on additional viral targets, including polymerase inhibitors.

•                  Abbott currently has three HCV compounds in human trials, spanning multiple mechanisms of action, with additional compounds in pre-clinical development.  Abbott is well positioned to explore combinations of these new therapies, a strategy with the potential to markedly transform current treatment practices by shortening therapy duration, improving tolerability and increasing cure rates.

•                  Vascular Devices

•                  MitraClip — Abbott’s MitraClip is on the market in Europe and in development in the United States for the treatment of mitral regurgitation. Abbott anticipates presenting the MitraClip pivotal trial, EVEREST II, at the upcoming ACC medical meeting in March.

•                  XIENCE PRIME — Abbott’s next-generation DES that capitalizes on the proven attributes of XIENCE V while offering a novel stent design and a modified delivery system for improved deliverability. XIENCE PRIME is off to a strong start in Europe, where it was launched in September. XIENCE PRIME is in clinical trials in the United States.

•                  XIENCE Nano — XIENCE V for small vessels is in clinical trials in the United States. This 2.25 mm diameter stent was launched in Europe in 2008.

•                  “Thinman” DES — Abbott is developing an ultra thin DES, which would be the thinnest DES on the market at the time of launch. Thin stent struts are designed to improve clinical outcomes by reducing vessel injury upon deployment, enabling faster healing and improving deliverability in complex anatomy.

•                  Bioabsorbable Stent — Abbott is developing a bioabsorbable stent that is gradually resorbed into the vessel wall — much like sutures are absorbed after healing a wound — with the potential to return the vessel to full motion. Abbott has the most advanced clinical program, with an opportunity to reach the market years ahead of competitors.

•                  Core products — Abbott recently received CE Mark for its next-generation bare metal stent, MULTI-LINK 8. We expect approval for this product in the United States later this year. Other devices in active development include next-generation frontline and high-pressure balloons, and new guidewires.

Questions & Answers (continued)

Q7)                           What are the key areas of focus in Abbott’s broad-based pipeline? (continued)

A7)                            (continued)

•                  Molecular Diagnostics

•                  In the fourth quarter, Abbott launched its first RealTime cancer test on the m2000 platform to detect a gene linked to colorectal cancer. Abbott also continues to partner with pharmaceutical companies to develop automated molecular tests to screen for non-small cell lung cancer.

•                  Diagnostics

•                  Abbott recently received CE Mark for an important ARCHITECT immunoassay, which can help in the assessment of ovarian cancer in women. Abbott has also submitted the test to the FDA for 510(k) clearance.

•                  Abbott has also submitted a Premarket Approval (PMA) application to the FDA for its ARCHITECT HIV Ag/Ab Combo assay. The assay has been shown to detect acute and chronic HIV infection earlier than currently approved antibody tests. Upon approval, the test is expected to be the first of its kind available for patients in the United States.

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